Exhibit 16

September 12, 2016

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by Hongli Clean Energy Technologies Corp. in Item 4.01 of its Form 8-K/A dated September 12, 2016, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

/s/HHC

Forest Hills, New York